UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 1, 2009, we have employment agreements with certain of our executive officers including Messrs. Byron H. Pollitt; John M. Partridge; William M. Sheedy; and Joshua R. Floum (collectively, the “Named Executive Officers”). At the expiration of the initial three-year term (or anniversary thereof, if previously extended), all such employment agreements extend for an additional one-year period unless Visa or the Named Executive Officer gives prior written notice not to renew the employment agreements. A copy of our employment agreements with each of our Named Executive Officers, as amended, has been previously filed with the SEC.

On November 3, 2010, the compensation committee of the board of directors of the Company approved an Executive Severance Plan (the “Severance Plan”) in order to better reflect current compensation practices and trends by transitioning away from individual agreements with our Named Executive Officers (other than our Chief Executive Officer). The compensation committee designated the Named Executives Officers and other executive officers who are eligible to participate in the Severance Plan, subject to timely execution and return of a participation letter agreement (the “Letter Agreement”), which becomes effective on each Named Executive Officer’s or other executive officers’ Eligibility Date (as defined in the Severance Plan). Pursuant to the terms of the Letter Agreement, the Named Executive Officers and other executive officers will agree to be bound by the terms and conditions of the Severance Plan and the Letter Agreement.

Visa has provided written notice of its election to not renew the term of the employment agreements currently in place with the Named Executive Officers. In said notice, each Named Executive Officer was informed that the date immediately following the expiration date of his employment agreement would be the “Eligibility Date” for purposes of determining whether such executive would be eligible as a Participant in the Severance Plan. One of the determining factors is whether the executive is an employee of the Company or one of its subsidiaries as of the Eligibility Date.

The Severance Plan includes a provision stating that once eligible for benefits under the Severance Plan, each executive shall remain a Participant in the Severance Plan until the amounts and benefits payable under the Severance Plan have been paid or provided to the Participant in full.

Under the Severance Plan, if a Participant’s employment is terminated by us without “cause” or by the executive officer for “good reason” during the two-year period following a Change of Control that occurs after the Participant’s Eligibility Date (as such terms are defined in the Severance Plan), the Participant will be eligible for the following payments and benefits:

•

a lump sum cash payment equal to the sum of (1) the Participant’s Annual Base Salary through the Date of Termination, (2) any annual incentive payment earned by the Participant for a prior award period, (3) any accrued and unused vacation pay and (4) any unreimbursed business expenses incurred by the Participant;

•	an incentive payment in respect of the Participant’s service during the Company’s fiscal year;

•

the amount equal to two (2) times the sum of (1) the Participant’s Annual Base Salary and (2) the Participant’s Target Incentive Payment, to be paid in a lump sum in cash on the sixty-fifth (65th) day following the Date of Termination;

•

the Participant and his or her eligible dependents will be entitled to continued health care benefits under the Company’s health care benefits program for two (2) years following the Date of Termination; and

•

the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement.

In order to be entitled to severance payments and benefits, the Participant will be required to comply with the terms and conditions of the Severance Plan and the Letter Agreement, including, without limitation, to execute a release and waiver of all claims in favor of Visa and, in certain circumstances, comply with post-employment covenants to protect Visa’s confidential information, not to solicit Visa’s employees and not to disparage or otherwise impair Visa’s reputation, goodwill or commercial interests or any of Visa’s affiliated entities or its or their officers, directors, employees, shareholders, agents or products.

Visa retains the discretion to amend or terminate the Severance Plan. Any amendment to the Severance Plan that is materially adverse to any Participant requires such Participant’s written consent. However, in the event the Severance Plan is terminated, the Participant will be bound by the terms and conditions of the Letter Agreement.

The foregoing description is not a complete description of the Severance Plan or the Letter Agreement and is qualified in its entirety by reference to the full text of the Severance Plan and the form Letter Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference in this Item 5.02. Any capitalized terms not defined herein are defined in the Severance Plan or the Letter Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Visa Inc. Executive Severance Plan.

10.2	Form of Letter Agreement regarding participation in the Visa Inc. Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: November 9, 2010

	By:	/s/ Joseph W. Saunders
Joseph W. Saunders
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

10.1	Visa Inc. Executive Severance Plan.

10.2	Form of Letter Agreement regarding participation in the Visa Inc. Executive Severance Plan.